Post-Effective Amendment No. 22 to
                                                           SEC File No. 70-8593

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM U-1
                                APPLICATION UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                           GPU SERVICE, INC. ("GPUS")
                               310 Madison Avenue
                          Morristown, New Jersey 07962

                  GPU INTERNATIONAL, INC.("GPU International")
                        EI SERVICES, INC. ("EI Services")
                One Upper Pond Road, Parsippany, New Jersey 07054

                 JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                     METROPOLITAN EDISON COMPANY ("Met-Ed")
                    PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                   P.O. Box 16001, Reading, Pennsylvania 19640

                    (Names of companies filing this statement
                       and addresses of principal offices)

                                    GPU, INC.
                     (Name of top registered holding company
                            parent of the applicants)

M. A. Nalewako, Secretary                       Douglas E. Davidson, Esq.
M. J. Connolly, Esq.,                           Berlack, Israels & Liberman LLP
Assistant General Counsel                       120 West 45th Street
GPU Service, Inc.                               New York, New York  10036
310 Madison Avenue
Morristown, New Jersey  07962

W. S. Greengrove, Secretary                     S.L. Guibord, Esq.
GPU International, Inc.                         Secretary
GPU Electric, Inc.                              Jersey Central Power &
One Upper Pond Road                                Light Company
Parsippany, New Jersey  07054                   Metropolitan Edison Company
                                                Pennsylvania Electric Company
                                                P.O. Box 16001
                                                Reading, Pennsylvania 19640

                   (Names and addresses of agents for service)



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         GPU, GPU International,  EI Services,  JCP&L, Met-Ed,  Penelec and GPUS

hereby amend  Post-Effective  Amendment No. 20 to their Application on Form U-1,

docketed in SEC File No. 70-8593, as heretofore amended, as follows:

         1. By amending paragraph B thereof to read in its entirety as follows:

         B.       Rule 53 Analysis.

                  (i) As described  below,  GPU meets all of the  conditions  of

         Rule 53,  except for Rule  53(a)(1).  By Order  dated  November 5, 1997

         (HCAR No. 35-26773) (the "100% Order"),  the Commission  authorized GPU to  increase  to 100% of average  consolidated  retained  earnings,  as defined in Rule 53, the  aggregate  amount  which it may invest in EWGs and FUCOs. At September 30, 1997, GPU's average  consolidated  retained earnings  was  approximately  $2,164  million,  and at November 6, 1997

         (after giving effect to the  acquisition  of PowerNet  Victoria)  GPU's aggregate  investment  in  EWGs  and  FUCOs  was  approximately  $1,430 million, or 66% of average consolidated retained earnings. Accordingly,

         under the 100% Order,  GPU may invest up to an additional  $734 million in EWGs and FUCOs.  GPU will not  utilize the  authorization  requested herein for purposes of  guaranteeing  investments  in EWGs or FUCOs (or any  other  authorization  under  Rule 53 which  would  increase  GPU's aggregate  investment  in EWGs and  FUCOs) if it would  result in GPU's aggregate  investment  exceeding the  limitation  set forth in the 100%

         Order, without prior Commission authorization.

                  (ii) GPU maintains  books and records to identify  investments in,  and  earnings  from,  each EWG and FUCO in  which it  directly  or indirectly holds an interest.



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                           (A) For each United  States EWG in which GPU directly

               or indirectly holds an interest:

                                   (1) the books and  records for such EWG will

                           be kept in conformity  with United  States  generally

                           accepted accounting principles ("GAAP");

                                   (2) the financial statements will be prepared

                           in accordance with the GAAP; and

                                   (3) GPU directly or through its subsidiaries

                           undertakes to provide the  Commission  access to such

                           books and records  and  financial  statements  as the

                           Commission may request.

                           (B) For each FUCO or foreign  EWG which is a

                   majority owned subsidiary of GPU:

                                (1)   the books and records for such subsidiary

                           will be kept in accordance with GAAP;

                                (2)  the  financial   statements   for  such

                           subsidiary  will be prepared in accordance with GAAP;

                           and

                                (3) GPU directly or through its subsidiaries

                           undertakes to provide the  Commission  access to such

                           books and records and financial statements, or copies

                           thereof in English,  as the  Commission  may request.

                           (C) For each FUCO or foreign EWG in which GPU owns

                  50% or less of the voting securities, GPU directly or through its subsidiaries will proceed in good faith, to the extent reasonable under the circumstances, to cause

                                (1)  such entity to maintain books and records

                           in accordance with GAAP;



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                               (2) the financial  statements of such entity

                           to be prepared in accordance with GAAP; and

                               (3) access by the  Commission  to such books

                           and  records  and  financial  statements  (or  copies

                           thereof)  in English as the  Commission  may  request

                           and, in any event, GPU will provide the Commission on

                           request   copies  of  such   materials  as  are  made

                           available to GPU and its subsidiaries.  If and to the

                           extent that such entity's books, records or financial

                           statements  are not  maintained  in accor  dance with

                           GAAP,  GPU  will,  upon  request  of the  Commission,

                           describe  and  quantify   each   material   variation

                           therefrom   as  and  to  the   extent   required   by

                           subparagraphs (a) (2) (iii) (A) and (a) (2) (iii) (B)

                           of Rule 53.

                  (iii)  No  more  than  2% of  GPU's  domestic  public  utility subsidiary employees will render any services,  directly or indirectly,

         to any EWG and  FUCO in  which  GPU  directly  or  indirectly  holds an interest.

                  (iv)  Copies  of  this  Post-Effective   Amendment  are  being

         provided  to  the  New  Jersey  Board  of  Public   Utilities  and  the

         Pennsylvania  Public  Utility  Commission,  the only federal,  state or local regulatory  agencies having jurisdiction over the retail rates of

         GPU's electric utility subsidiaries.(1)


----------------------
1 Pennsylvania Electric Company ("Penelec") is also subject to retail rate regulation by the New York Public Service Commission with respect to retail service to approximately 11,300 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.


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In  addition,  GPU will  submit  to each such  commission  copies of any Rule 24 certificates  required hereunder,  as well as a copy of Item 9 of GPU's Form U5S and Exhibits H and I thereof  (commencing  with the Form U5S to be filed for the calendar year in which the authorization herein requested is granted).

                  (v) None of the  provisions of paragraph (b) of Rule 53 render paragraph (a) of that Rule unavailable for the proposed transactions.

                           (A)  Neither  GPU  nor any  subsidiary  of GPU is the

         subject of any pending bankruptcy or similar proceeding.

                           (B) GPU's average consolidated  retained earnings for

         the four most recent quarterly periods  (approximately  $2,164 million)

         represented  an  increase of  approximately  $22 million in the average consolidated  retained earnings for the previous four quarterly periods

         (approximately $2,142 million).

                           (C) GPU did not incur operating losses from direct or

         indirect investments in EWGs and FUCOs in 1996 in excess of 5% of GPU's

         December 31, 1996 consolidated retained earnings.



         As described above, GPU meets all the conditions of Rule 53(a),  except for clause (1).  With respect to clause (1), the  Commission  determined  in the

100% Order that GPU's  financing of  investments  in EWGs and FUCOs in an amount greater than 50% of GPU's average  consolidated  retained  earnings as otherwise permitted  by Rule  53(a)(1)  would not have either of the  adverse  effects set forth in Rule 53(c).

         Moreover,  even if the effect of the  capitalization  and  earnings  of subsidiary EWGs and FUCOs were considered,  there is no basis for the Commission to withhold or deny approval for the transactions  proposed in this Application.

The  transactions  would not, by themselves,  or even  considered in conjunction with the effect of the  capitalization and earnings of GPU's subsidiary EWGs and

FUCOs,  have a material  adverse  effect on the  financial  integrity of the GPU system,  or an  adverse  impact  on GPU's  public  utility  subsidiaries,  their customers,  or the ability of State  commissions  to protect such public utility customers.



         The 100% Order was  predicated,  in part,  upon the assessment of GPU's overall financial condition which took into account,  among other factors, GPU's consolidated  capitalization ratio and the recent growth trend in GPU's retained earnings.  As of June 30,  1997,  the most  recent  period  for which  financial statement  information  was  evaluated  in the 100%  Order,  GPU's  consolidated capitalization consisted of 49.2% equity and 50.8% debt. As previously reported,

on November 6, 1997,  GPU acquired  PowerNet  Victoria.  GPU's June 30, 1997 pro forma capitalization,  reflecting the PowerNet  acquisition,  was 60.7% debt and

39.3% equity.


         GPU's September 30, 1997 consolidated  capitalization consists of 49.5%

debt and 50.5%  equity,  and GPU's pro  forma  capitalization  as of such  date,

giving effect to the PowerNet acquisition, is 59.9% debt and 40.1% equity. Thus,

since the date of the 100%  Order,  there has been no  material  change in GPU's consolidated capitalization ratio, which remains within acceptable ranges and limits as evidenced by the credit ratings of GPU's electric utility subsidiaries.(2)


         The  authorization  requested  herein is for an extension of the period during which GPU may, among other things, issue guarantees,  which authorization was in  effect  at the  time of the  issuance  of the 100%  Order.  Furthermore,

inasmuch as such authorization  relates to guarantees (which are not recorded on

GPU's balance sheet), the proposed transactions are not expected to affect GPU's capitalization  ratio.  In the event that GPU is required to make payment  under any such guarantee,  GPU anticipates that,  depending on the amount which it may be required to fund at any particular  time, it would use a combination of debt,

equity and/or internally generated funds.(3)


         GPU's consolidated retained earnings grew on average approximately 4.7%

per year from 1991 through 1996.  Earnings  attributable to GPU's investments in EWGs and FUCOs have contributed positively to consolidated earnings,

excluding the impact of the windfall profits tax on the Midlands Electricity,

plc investment.(4)


---------------------
(2) The debt ratings of GPU's electric utility subsidiaries have not changed since the issuance of the 100% Order.

(3)GPU is not herein requesting authorization to issue any such debt or equity. The impact of any such new issuance will be addressed in filings with the SEC requesting such authorization.

(4) As discussed in the 100% Order, GPU expects to incur a loss for 1997 from its investments in EWGs and FUCOs as a result of the windfall profits tax imposed on Midlands Electricity, plc.

         Accordingly,  since the date of the 100% Order, the  capitalization and earnings  attributable  to GPU's  investments  in EWGs and FUCOs has not had any adverse  impact on GPU's  financial  integrity.  In  addition,  inasmuch  as the authorization  requested herein relates to guarantees (which are not recorded on

GPU's income  statement),  the proposed  transactions are not expected to impact

GPU's earnings.


         Reference  is made to Exhibit H filed  herewith  which sets forth GPU's consolidated capitalization at September 30, 1997 and after giving effect to the transactions proposed herein.



                  2.  By amending paragraph C of Post-Effective Amendment

No. 20 thereof, to read in its entirety as follows:



                  The estimated fees,  commissions  and expenses  expected to be incurred  in  connection  with  the  proposed  transactions  will be as follows:



                  Legal Fees

                           Berlack, Israels & Liberman LLP         $ 5,000

                           Ballard Spahr Andrews & Ingersoll           500

                  Miscellaneous                                      4,500


                  TOTAL                                            $10,000


         3.       By filing the following exhibits in Item 6 thereof:


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         Exhibits

                  F-1(c) -       Opinion of Berlack, Israels & Liberman LLP

                  F-2(c) -       Opinion of Ballard Spahr Andrews & Ingersoll

                  H      -       GPU Statement of Capitalization and Pro Forma
                                 Adjustments - Filed separately pursuant to a request for confidential treatment

         Financial Statements

                  1              GPU financial statements are omitted since the

                                 proposed transactions will not have a material

                                 impact thereon.

                                    SIGNATURE

     Pursuant to the  requirements of the Public Utility Holding Company Act of 1935, the undersigned  companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.


Dated: December 17, 1997              GPU, INC.
                                      JERSEY   CENTRAL   POWER  & LIGHT COMPANY
                                      METROPOLITAN EDISON COMPANY
                                      PENNSYLVANIA  ELECTRIC COMPANY
                                      GPU SERVICE, INC.




                                       By:
                                              T.G. Howson
                                              Vice President and Treasurer



                                       GPU INTERNATIONAL, INC.
                                       EI SERVICES, INC.




                                       By:
                                              B.L. Levy
                                              President